Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Spark Networks, Inc. on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said reports in the Registration Statements of Spark Networks, Inc. on Form S-3 (File No. 333-187141, effective April 23, 2013) and on Forms S-8 (File No. 333-129819, effective July 10, 2007; File No. 333-144441, effective July 10, 2007; File No. 333-156838, effective January 21, 2009; and File No. 333-191240, effective September 18, 2013).

/s/ GRANT THORNTON LLP

Irvine, California

March 10, 2016